Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Catalyst Biosciences, Inc. on Form S-8 (Nos. 333-133881, 333-133882, 333-160331, 333-185888, 333-189143, 333-206523, 333-206526, 333-212345, 333-219301, 333-225902, and 333-239712), and Form S-3 (No. 333-228970) of our report dated March 4, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and December 31, 2019, and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 4, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 4, 2021